Exhibit 10.1

OTIS WORLDWIDE CORPORATION
EXECUTIVE LEADERSHIP GROUP SEVERANCE PLAN
(effective September 18, 2020)

SECTION 1
PURPOSE OF THE PLAN

Otis Worldwide Corporation (the “Company”) desires to encourage the full attention and dedication of executives who are members of the Company’s Executive Leadership Group (“ELG”) by providing severance benefits designed to give financial assistance to such executives upon qualifying terminations of employment.

Therefore, in order to fulfill the above purposes, the Plan was adopted by the Committee and shall become effective as of September 18, 2020.

SECTION 2
DEFINITIONS

Certain terms used herein have the definitions given to them in the first place in which they are used.  As used herein, the following words and phrases shall have the following respective meanings:

2.1          “Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.

2.2          “Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of the Affiliated Entities at the rate in effect immediately prior to the Date of Termination.

2.3          “Benefit Continuation Period” means a period of twelve (12) months from the Date of Termination.

2.4          “Cause” means: (i) conduct involving a felony criminal offense under U.S. federal or state law or an equivalent violation of the laws of any other country; (ii) dishonesty, fraud, self-dealing or material violations of civil law in the course of fulfilling the Participant’s employment duties; (iii) breach of the Participant’s intellectual property agreement or other written agreement with the Company or any of its Subsidiaries or Affiliated Entities; (iv) willful misconduct injurious to the Company or any of its Subsidiaries or Affiliated Entities as shall be determined by the Committee; or (v) negligent conduct injurious to the Company and any of its Subsidiaries and Affiliated Entities, including negligent supervision of a subordinate who causes significant harm to the Company as determined by the Committee.

2.5          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6          “Committee” means the Compensation Committee of the Company’s Board of Directors.

2.7          “Company” means Otis Worldwide Corporation and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.

2.8          “Date of Termination” means the date that the Participant experiences a “separation from service” with the Company (or its applicable Subsidiary or Affiliated Entity) within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

2.9          “Disability” means the absence of the Participant from his or her duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative.

2.10        “Multiple” means (a) for the Chief Executive Officer of the Company, one and one-half (1.5), and (b) for each other Participant, one (1).

2.11        “Participant” means each employee of the Company or an Affiliated Entity who is a member of the ELG immediately prior to such employee’s Date of Termination.

2.12        “Plan” means this Otis Worldwide Corporation Executive Leadership Group Severance Plan.

2.13        “Qualified Termination” means an involuntary termination of a Participant’s employment by the Company or an Affiliated Entity (i) for reasons other than for Cause, death or Disability and (ii) that is not a Qualified Termination as defined in the Company’s Change in Control Severance Plan, as in effect from time to time.

2.14        “Release and Covenant Agreement” means the General Release of Claims and Restrictive Covenant Agreement in the form provided to the Participant by the Company, which shall contain (a) a release of claims by the Participant, (b) the Participant’s perpetual covenants of non-disparagement and confidentiality, (c) the Participant’s covenant, for a period of up to two (2) years following the Participant’s Date of Termination, of non-competition with, and non-solicitation of customers and employees of, the Company, its Subsidiaries and Affiliated Entities, and (d) such other terms and conditions as determined by the Committee.

2.15        “Subsidiaries” means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries, or (b) with respect to a partnership, the Company or any other Subsidiary of the Company is a general partner of such partnership.

2.16        “Target Annual Bonus” means the Participant’s target annual bonus pursuant to the Company Executive Annual Bonus Plan (or other applicable annual bonus plan) in effect immediately prior to the Date of Termination.

SECTION 3
SEPARATION BENEFITS

3.1          Qualified Termination.  If a Participant experiences a Qualified Termination, subject to the Participant’s execution and nonrevocation of a Release and Covenant Agreement (other than with respect to the Accrued Obligations and Other Benefits, as such terms are defined below), the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below (except as required under Section 8) subject to any reduction described in Section 3.2:

(a)          a lump sum payment in cash for each of the following:

(i)           an amount equal to the sum of (A) the Participant’s Annual Base Salary through the Date of Termination, (B) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Date of Termination, (C) any accrued and unused vacation pay or other paid time off, and (D) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”) which shall be paid in cash within thirty (30) days following the Date of Termination; provided that, notwithstanding the foregoing, in the case of clauses (A) and (B), if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (A) or (B) above, then for all purposes of this Section 3 (including, without limitation, Section 3.1(a)(i)), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clauses (A) or (B), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(ii)          an amount equal to the product of (A) the annual bonus that would have been payable to the Participant under the Company’s Executive Annual Bonus Plan (or other applicable annual bonus plan) with respect to the fiscal year of the Company in which the Date of Termination occurs based on target performance with respect to any individual performance goals and actual performance with respect to all other performance goals (as measured through the end of such fiscal year) and (B) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs from the first day of such fiscal year to and including the Date of Termination, and the denominator of which is the total number of days in such fiscal year (the “Prorated Bonus”), reduced by any annual bonus payment to which the Participant has been paid or is otherwise entitled, in each case, for the same period of service, and subject to any applicable deferral election on the same basis as set forth in the proviso to Section 3.1(a)(i) which amount (less any reductions) shall be paid at the time when the Company pays bonuses under the applicable bonus plan to active ELG members (but in no event later than March 15 of the year following the year in which the Date of Termination occurs); and

(iii)         the amount (the “Severance Amount”) equal to the product of (A) the Multiple and (B) the sum of (1) the Participant’s Annual Base Salary and (2) the Target Annual Bonus, reduced by the amounts, if any, described in Section 3.2, which Severance Amount (less any reduction) shall be paid as soon as practicable following the date on which the Release and Covenant Agreement becomes effective and irrevocable and in any event no later than the seventieth (70th) day following the Date of Termination.

(b)          Healthcare Benefits.  For the Benefit Continuation Period, the Company shall continue to provide to the Participant (and the Participant’s dependents who were covered by healthcare benefit coverage pursuant to a plan sponsored by the Company, a Subsidiary or an Affiliated Entity as of immediately prior to the Date of Termination, if any (the “eligible dependents”)), without any requirement for the Participant (or the eligible dependents) to pay a monthly premium, healthcare benefit coverage (including medical, prescription, dental, vision, basic life and employee assistance program coverage) at least equal to the coverage that would have been provided to the Participant (and the Participant’s eligible dependents, if any) if the Participant had continued employment with the Company during the Benefit Continuation Period; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive any of the types of healthcare benefits under another employer-provided plan, the healthcare benefit coverage that is duplicative of the type of coverage provided hereunder shall cease.  The Participant shall promptly notify the Company that the Participant has become eligible to receive healthcare benefits under another employer-provided plan.  The period for providing continuation coverage under the group health plans of the Company, the Subsidiaries and the Affiliated Entities as described in Section 4980B of the Code (i.e., “COBRA” continuation benefits), if applicable, shall commence upon the expiration of the Benefits Continuation Period (or, if earlier, upon the cessation of the healthcare benefits coverage provided hereunder).

(c)          Outplacement Services.  The Company shall, at its sole expense as incurred, provide the Participant with outplacement services until the Participant obtains new employment up a maximum period of twelve (12) months following the Date of Termination, the scope and provider of which shall be selected by the Committee in its sole discretion.

(d)          Other Benefits.  To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities, including amounts credited to the Participant’s account under any Company deferred compensation plan, as such may be amended, or any successor plan(s) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

3.2          Reduction of Severance Pay Benefits.  Unless the Company, in its sole discretion, provides otherwise in writing, the amount payable to a Participant under Section 3.1(a)(ii) and 3.1(a)(iii), and in the case of clause (b) below, the Benefit Continuation Period, shall be reduced (but not below zero) by the following:

(a)          The full amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant may separately be entitled to receive from the Company, any Subsidiary or any Affiliated Entity based on any employment agreement or other contractual obligation (whether individual or union/works council) or statutory scheme.

(b)          In the event that the Qualified Termination occurs pursuant to an event that triggers a notification requirement under the Worker Adjustment and Retraining Notification Act  or similar state law (collectively, “WARN”), the amount of any compensation provided to the Participant in lieu of the notice required by WARN.  In addition, the Benefits Continuation Period shall be reduced for any period of benefits continuation or pay in lieu thereof provided to the Participant due to the application of WARN.

(c)          Any outstanding debt owed by the Participant to the Company or any of its Subsidiaries or Affiliated Entities, where permitted by law, including, but not limited to, advanced commissions, bonuses, vacation pay, salary and/or expenses.

(d)          The value of any ELG restricted stock unit award that vests on the Date of Termination (without regard to whether such ELG restricted stock unit is payable upon the Date of Termination) calculated based on the closing price of the Company’s common stock on the New York Stock Exchange on the Date of Termination.

Any reduction pursuant to this Section 3.2 shall first be applied to the Severance Amount under Section 3.1(a)(iii) and then to the Prorated Bonus under Section 3.1(a)(ii), except that the reduction contemplated by Section 3.2(b) shall be applied against the Benefit Continuation Period.

SECTION 4
NON-EXCLUSIVITY OF RIGHTS

4.1          Non-exclusivity of Rights.  Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company, the Subsidiaries or the Affiliated Entities and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company, any Subsidiaries or any of the Affiliated Entities, including, without limitation, the Company’s 2020 Long-Term Incentive Plan (or any successor plan) and any applicable schedule of terms or award agreement thereunder.  Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company, any Subsidiary or any of the Affiliated Entities shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement.

SECTION 5
AMENDMENT AND TERMINATION

The Plan may be terminated or amended in any respect by resolution adopted by the Committee; provided that if such amendment or termination would adversely affect the rights or potential rights of any Participant, then such amendment or termination shall not be effective with respect to such Participant until the date that is one hundred eighty (180) calendar days (or such longer period specified by the Committee) after the Committee’s adoption of such resolution without the written consent of such Participant; and provided, further, that no such amendment or termination may adversely affect the rights of any Participant who has experienced a Qualifying Termination prior to the Committee’s adoption of such resolution without the written consent of such Participant.

SECTION 6
PLAN ADMINISTRATION

6.1          General.  The Committee shall have the sole authority and discretion to administer and construe the terms of the Plan. The Committee shall be responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the sole discretionary authority to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan.  The Committee’s interpretations, findings and determinations shall be final and conclusive on all persons claiming benefits under the Plan.  The Committee may delegate its authority under the Plan with respect to Participants who are not executive officers of the Company to any one more or more officers of the Company and all references in this Plan to the “Committee” shall be deemed to also refer to any delegate of the Committee.

6.2          Not Subject to ERISA.  This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing benefits for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.

6.3          Indemnification.  To the extent permitted by law, the Company shall indemnify the Committee, from all claims for liability, loss or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.

SECTION 7
SUCCESSORS; ASSIGNMENT

7.1          Successors.  As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.

7.2          Assignment of Rights.  It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

SECTION 8
SECTION 409A OF THE CODE

8.1          General.  The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

8.2          Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.3          Delay of Payments.  Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six (6)-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant without interest on the first (1st) business day of the seventh (7th) month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code.  If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of such Participant’s death.

SECTION 9
MISCELLANEOUS

9.1          Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Connecticut to be applied.  In furtherance of the foregoing, the internal laws of the State of Connecticut will control the interpretation and construction of this Agreement, even if, under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9.2          Withholding.  The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

9.3          Gender and Plurals.  Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

9.4          Plan Controls.  In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.  The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

9.5          Not an Employment Contract.  Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.

9.6          Notices.

(a)          Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail by:

Otis Worldwide Corporation
1 Carrier Place
Farmington, Connecticut  06032
Attention:  General Counsel

(b)          Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.

9.7          Severability.  If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.